Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 18th day of April, 2007, between SRA International, Inc. (“SRA”) and Stanton D. Sloane (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, SRA desires to retain Executive’s services as President and Chief Executive Officer (“President and CEO”);

WHEREAS, Executive desires to accept employment as the SRA President and CEO and to serve in this capacity;

WHEREAS, the Parties wish to set forth in this Agreement the basis and terms of their employment relationship;

NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

TERMS

Section 1. Employment Period

The term of this Agreement (“Employment Period”) will commence on April 2, 2007, subject to the provisions contained herein, will continue in full force and effect for a period of three years. Thereafter, the Parties may agree to extend the terms of this Agreement, negotiate new terms or allow the Agreement to expire.

Section 2. Duties

During the employment period, Executive will be employed by SRA as the President and CEO. By accepting employment with SRA, Executive agrees to devote Executive’s professional time, best efforts, attention and energies to SRA’s business. Executive will receive prior approval from the SRA Board of Directors (“Board”) before engaging in any personal or business activities that may interfere with Executive’s ability to serve as the President and CEO. Moreover, by accepting employment with SRA, Executive further agrees to perform all duties and responsibilities associated with the position of the President and CEO and as may be assigned to Executive by the Board to whom Executive will generally report.

As the President and CEO of SRA, Executive will work closely with the Board to carry out the policies, procedures, programs, and strategic priorities established by the Board.

In accordance with policies established by Board, Executive will have full authority in the overall administration and management of the affairs of SRA.

Section 3. Compensation and General Benefits

Executive will be compensated as follows:

A.	Base Salary. Executive will receive an annual base salary of Six Hundred Fifty Thousand U.S. Dollars ($650,000), subject to required and authorized taxes, withholding and deductions, payable in accordance with SRA payroll practices and subject to annual review by the Board, or more frequent review if the Board so determines.

B.	Targeted Cash Bonus. Executive will have an annual cash bonus target of Seven Hundred Thousand U.S. Dollars ($700,000), subject to required and authorized taxes, withholdings and deductions, and dispersed pursuant to established SRA procedures and subject to annual review by the Board. The Compensation Committee of the Board, in discussions with Executive, will establish performance plan goals associated with this bonus target. It is SRA’s intention that the annual cash bonus anticipated under this section will be “performance-based compensation” as defined in Internal Revenue Code Section 162(m) and Treasury Regulations 1.162-27.

C.	Targeted Equity Incentives. Executive will have an annual equity target of Thirty Thousand (30,000) non-qualified stock options, subject to required and authorized taxes, withholdings and deductions, and subject to annual review by the Board. The Compensation Committee of the Board, in discussions with Executive, will establish performance plan goals associated with this equity target incentive. Bonus and equity incentives for the fiscal year ending June 30, 2007 (“2007 fiscal year”), will be prorated to One Hundred Seventy Five Thousand U.S. Dollars ($175,000) and Seven Thousand Five Hundred (7,500) non-qualified stock options, based on the fiscal year remaining as of April 2, 2007. Equity awards are subject to the terms and conditions of the SRA International, Inc. 2002 Stock Incentive Plan and the agreements executed between the Parties at the time of award. In accordance with SRA policies and procedures, equity awards vest in equal annual amounts over a period of four years from the date of award. Annual equity awards are issued the third business day after SRA issues its fiscal year-end earnings release.

D.	One-Time Equity Grants. Executive will receive one-time grants of Two Hundred Thousand (200,000) non-qualified stock options and One Hundred Twenty-Five Thousand (125,000) shares of restricted stock, subject to required taxes, withholding and deductions. In accordance with SRA policies and procedures, these one-time equity grants will be issued the third business day after SRA issues its earnings release for the third quarter for the 2007 fiscal year.

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E.	Hiring Bonus. Executive will receive a hiring bonus of Two Hundred Eighty Thousand U.S. Dollars ($280,000), subject to required and authorized taxes, withholding and deductions, with Thirty Thousand U.S. Dollars ($30,000) payable on April 25, 2007 and One Hundred Twenty Five Thousand U.S. Dollars ($125,000) payable on July 1, 2007 and July 1, 2008. These hiring bonus installments will be payable so long as Executive is employed by SRA on each of the three payment dates referenced above.

F.	Living Allowance. Executive will receive a living allowance of Eight Thousand U.S. Dollars ($8,000) per month until such time as Executive has moved to the greater Washington DC area, up to a period of two years, subject to required and authorized taxes, withholding and deductions.

G.	Reimbursement for Attorney’s Fees. Executive will be reimbursed for attorney’s fees incurred in negotiating the employment conditions set forth in this Agreement, up to a limit of Fifteen Thousand U.S. Dollars ($15,000), subject to any required and authorized taxes, withholding and deductions.

H.	Benefit Plans. During Executive’s employment, Executive will be eligible to participate in benefit plans that SRA may decide to make generally available to its employees (including life and disability insurance, an optional medical plan, and a 401(k) plan, in which SRA currently contributes up to Four Thousand Three Hundred Seventy-Five U.S. Dollars ($4,375) annually). These benefit plans are subject to change from time to time at the discretion of SRA, and SRA may amend or discontinue any of its plans, programs, policies and procedures at any time for any or no reason with or without notice. To the extent that any such plan, program, policy or procedure is amended or discontinued, SRA agrees to provide Executive with the same degree and form of notice that would be afforded all of its employees.

I.	Personal and Holiday Leave. Executive will accrue prorated paid personal leave at the rate of not less than 25 days annually. Personal leave can be used for vacation, illness or family illness. In addition, Executive will receive nine days of holiday leave annually.

J.	Change in Control Vesting. In the event of a Change in Control that results in Executive not being offered the position of President and/ or CEO of the resulting/purchasing entity or the resulting/purchasing entity’s ultimate parent company, all of Executive’s non-qualified stock options and restricted stock shares will vest as of the effective date of the Change in Control. For the purpose of this Agreement, “Change in Control” means the consummation of a merger, reorganization, consolidation or similar transaction, unless SRA’s voting stock represents more than 50% of the voting power of the surviving entity, or shareholder approval of the sale of all or substantially all SRA assets or a plan of liquidation of SRA, unless SRA’s voting stock represents more than 50% of the voting power of the purchasing entity.

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Section 4. Termination

In addition to termination by expiration, this Agreement may be terminated by the Parties as follows:

A.	Involuntary Termination With Cause. SRA may terminate this Agreement with Cause effective immediately upon written notice to Executive identifying the Cause provision serving as the basis for its decision. For the purpose of this Agreement, “Cause” means any of the following conduct by Executive: (i) conviction or plea of guilty or no contest to a felony involving moral turpitude; (ii) willful engagement in fraud or dishonesty relating to Executive’s employment resulting in material harm to SRA; (iii) willful misconduct or gross negligence resulting in material harm to SRA; (iv) willful violation of SRA policies resulting in material harm to SRA; (v) failure to maintain Executive’s eligibility for the government clearances required to perform the duties set forth in this Agreement; or (vi) continued failure to substantially perform duties after written notice and a reasonable opportunity to correct the failure. In the event that SRA terminates this Agreement with Cause, Executive will be entitled to earned and unpaid base salary and payment for any accrued and unused personal leave through the termination date, subject to required and authorized taxes, withholdings and deductions. Any further severance payments will be solely at the discretion of SRA.

B.

Involuntary Termination Without Cause. SRA may terminate this Agreement without Cause upon at least 120 days advance written notice, upon the occurrence of any of the following: (i) a material adverse change in Executive’s duties or responsibilities without Cause, upon at least 120 days advance written notice, as defined in the first sub-paragraph of this section; (ii) a required relocation of Executive to any location that is more than One Hundred (100) miles from Fairfax, Virginia; (iii) a Change in Control that results in a material adverse change in Executive’s duties or responsibilities; (iv) a failure by SRA to obtain written assumption of this Agreement by a purchaser or successor following a Change in Control. In the event that SRA terminates this Agreement without Cause, Executive will be entitled to earned and unpaid base salary and payment of any accrued and unused personal leave through the termination date, subject to required and authorized taxes, withholdings and deductions. In addition, Executive will also be entitled to the following severance benefits in the event of an involuntary termination without Cause: (i) full vesting of all unvested non-qualified stock options and restricted stock shares; (ii) payment of Fifty Percent (50%) of Executive’s prior year’s earned bonus, or annual bonus target in the event of a termination occurring before June 30, 2008; (iii) continuation of Executive’s Base Salary for 12 months; and (iv) continuation of employee benefits for 12 months, subject to reduction in the event Executive receives comparable benefits from a subsequent employer. Post-termination payment of bonus amounts and continuation of Executive’s base salary and benefits are contingent upon Executive’s execution of a document releasing SRA from any

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and all liability relating to Executive’s employment, and Executive’s compliance with the confidentiality, non-competition and non-solicitation covenants set forth and/or incorporated in this Agreement.

C.	Voluntary Termination. Executive may voluntarily terminate this Agreement upon at least 120 days advance written notice. In the event that Executive voluntarily terminates this Agreement, Executive will be entitled to earned and unpaid base salary and payment for any accrued and unused personal leave through the termination date, subject to required and authorized taxes, withholdings and deductions. Any further severance payments will be solely at the discretion of SRA.

D.	Death or Disability. The Agreement will terminate upon the date of the Executive’s death or disability as defined below:

In the event of the Executive’s disability for a period of six (6) months, the Executive will receive the benefits described in paragraphs A, F, H, I and J of Section 3. “Disability” shall mean the complete inability of the Executive to perform the duties described in the Agreement as determined by an independent physician selected with the mutual approval of SRA and the Executive or his representative. During the disability period the Executive will receive his existing compensation and benefits, reduced by any disability benefits Executive receives from any other source.

Section 5. Covenants

Executive agrees to execute and abide by the terms of the Company’s standard SRA Non-Disclosure, Non-Solicitation and Assignment of Inventions Agreement, as may be revised from time to time, the terms of which are incorporated herein by reference. Executive further agrees that any covenants set forth therein shall survive the termination of this Agreement pursuant to the terms of the Non-Disclosure, Non-Solicitation and Assignment of Inventions Agreement. Executive further warrants that his acceptance of this contract will not violate any other contract, duty, or commitment he has. Executive warrants that execution of this Agreement and/or employment with SRA will not violate any other contract, commitment, or obligation of the Executive.

Section 6. Assignment and Severability

The rights and obligations of SRA under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of SRA. Executive’s rights and obligations are personal, and may not be assigned or delegated without SRA’s prior written consent. If any section, sub-section or provision of this Agreement is held invalid or unenforceable for any reason, such provision shall not be deemed part of this Agreement, which otherwise will remain in full force and effect.

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Section 7. Choice of Law

This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to its or any other jurisdiction’s conflict of laws provision. In the event that either Party breaches any provision of this Agreement, the damaged Party may institute an action to specifically enforce any term or terms of this Agreement. With regard to any actions, claims, complaints or proceedings arising out of or relating to this Agreement, at all times the Parties irrevocably submit to the exclusive jurisdiction of any Virginia court or Federal court serving Fairfax County, Virginia.

Section 8. Waiver

Any Party’s waiver of any other Party’s breach of any provision of this Agreement will not waive any other right or any future breaches of the same or any other provision. The Board, in its sole discretion, may waive in writing any provision of this Agreement.

Section 9. Notices

Any notices, requests, demands or other communications provided for in this Agreement will be in writing and will be given either manually or by registered or certified mail. Notice to SRA will be addressed to the then current Chairman of the Board at the then existing address of SRA. Notice to Executive will be addressed to the last known home address of Executive.

Section 10. Entire Agreement

This Agreement is the entire agreement between Executive and SRA regarding these matters and supersedes any verbal and written agreements on such matters. This Agreement may be modified only by written agreement between the Parties. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.

Section 11. Counterparts

For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which will be deemed an original for all purposes.

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The Parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

SRA INTERNATIONAL, INC.

By:	Ernst Volgenau	/s/ Ernst Volgenau
(Signature)

Its:	Chairman	4/18/07
(Date)

STANTON D. SLOANE

/s/ Stanton D. Sloane		4/18/07
(Signature)		(Date)

WITNESS

/s/ Gary Watts		4/18/07
(Signature)		(Date)

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